Exhibit 10.15

PERSNAL EMPLOYMENT AGREEMENT

This Personal Employment Agreement (the “Agreement”) is made and entered into as of March 24th, 2021 by and between EYME Technologies Ltd., a company organized under the laws of the State of Israel, company registration number 516001351, with offices at Azrieli Towers, Round Building, Tel Aviv, Israel (the “Company”), and Mordechai Geva, holder of Israeli I.D. number 040115669 residing at Prof. Israel Yeivin 6 St., Petah Tikvah (the “Employee”).

WHEREAS the Company desires to engage the Employee in a full-time position and the Employee represents that he has the required skills, qualifications and knowledge to serve the Company as such;

WHEREAS the Employee represents that no provision of any law, regulation, agreement or other document prohibits him from entering into this Agreement; and

WHEREAS the parties desire to state the terms and conditions of the Employee’s engagement by the Company, effective as of the Commencement Date as set forth below.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Company and the Employee hereby agree as follows:

1.	Preamble

1.1.	The preamble of this Agreement constitutes an integral part thereof.

1.2.	The division of the terms of this Agreement into clauses and the headings of the clauses are solely for the sake of convenience and they may not be used for interpretive purposes. The Appendixes to this Agreement constitute an integral part hereof.

1.3.	References in this Agreement to a particular gender shall be applicable to all genders.

2.	Exclusivity of the Agreement

2.1.	This Agreement is personal and the terms and conditions of the employment of the Employee shall be solely as set forth in this Agreement.

2.2.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, agreements, representations and discussions between them, oral or written.

2.3.	Except as expressly provided in this Agreement, the Employee shall not be entitled to any additional salary, payments, fees, consideration or other benefits in respect of his employment and the termination of his employment with the Company.

3.	Absence of Impediment to the Employee’s Employment

The Employee warrants, confirms and undertakes that he is entitled to enter into this Agreement and to assume all of the obligations pursuant hereto, that there is no contractual or other impediment to his entering into this Agreement, fulfilling his obligations hereunder or to his employment with the Company and that in entering into this Agreement he is not in breach of any other agreement or obligation to which he is or was a party, including without limitation, any confidentiality or non -compete provisions regarding his former employment, and shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee.

4.	Position and Duties

4.1.	Position. As of the Commencement Date (as defined hereunder) the Employee will serve in a full-time capacity as the Co-Founder and CTO of the Parent Company (the “Parent”) and General Manager of the Company. The Employee will report to the CEO of the Parent.

4.2.	During the course of his employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company. The Employee undertakes to devote all his working time, efforts and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to comply with the policies and working arrangements of the Company, to loyally and fully comply with the decisions of the Company, its management and his supervisors in Israel and abroad, to follow the Company procedures as established from time to time, to carry out the duties imposed upon him, whatever and whenever they shall be.

4.3.	The Employee shall at all times act in a manner suitable for his position and status in the Company.

4.4.	The Employee shall not, without the prior written authorization of the Company, directly or indirectly undertake any other employment, whether as an employee of another employer or independently as an agent or consultant or in any other manner (whether for compensation or otherwise), and shall not assume any position or render services in any of the above-stated manners to any other entity.

4.5.	The Employee undertakes to notify the Company immediately and without delay regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Company.

4.6.	The Employee shall follow all Company’s instructions, guidelines, rules and regulations, policies and decisions, with regard to his employment with the Company and/or the fulfillment of his position.

4.7.	As a condition precedent to the effectiveness of this Agreement, the Employee hereby confirms and declares as follows:

(a)	During the period of March 15, 2019 until March 31st, 2021 (hereafter the: “Consulting Period”) the Employee provided services to the Company as an independent contractor according to his wish, through the company he owns- Keystone Systems Ltd.

(b)	The Employee approves and confirms that he received from the Company all payments to which he was entitled under any law or agreement with respect to all matters relating to the consulting services he provided to the Company and/or any matter relating the Consulting Period and/or to the termination of the Consulting Period.

(c)	The Employee further confirms that he fully, forever, irrevocably and unconditionally waives, releases, and forever discharges, the Company, its subsidiary companies, related and affiliated companies, predecessors, successors, assigns and its present and former directors, officers, agents and employees, from any and all claims, demands, actions, causes of action, suits, debts, reckonings, agreements, promises, obligations, liabilities, he had or now have or hereafter can, shall or may have, relating to any matter of any kind, whether presently known or unknown in any way resulting from, arising out of the consulting services, and/or the termination of the consulting engagement, including but not limited to any claim connected to rights and/or payments deriving from employee-employer relations during the Consulting Period, including without limitation severance payment, vacation days, sick leave, bonus, commissions, travel expenses and expenses reimbursements of any kind, recuperation pay, salary, salary increases, prior notice, manager's insurance, study fund, pension compensation, options, bonuses, commissions, shares, overtime hours, and/or any compensation and/or consideration under any agreement or law.

(d)	For the removal of any doubt, it is hereby agreed that the Consulting Period will not in any way join or be part of Employee’s employment with the Company, which will commence on the Commencement Date and that all Employee’s rights under this Agreement and under any law will be counted and calculated commencing as of the Commencement Date.

5.	Salary

5.1.	Commencing as of the Commencement Date, in consideration for the Employee’s services, and subject to the fulfillment of all the Employee’s duties and obligations under this Agreement, the Employee shall be entitled to a gross monthly salary of NIS 56,250 (the “Salary”).

5.2.	As the Employee is employed hereunder in a senior managerial position involving a fiduciary relationship between the Employee and the Company, the Law of Working Hours and Rest 5711-1951, or any law amending or replacing such law, shall not apply to the employment of the Employee and the Employee shall not be entitled to payments thereunder. The Employee may be required, from time to time and according to the work load demanded of him, to work beyond the regular working hours and he shall not be entitled to any additional consideration for work during overtime hours and/or on days that are not regular business days. The Employee acknowledges and agrees that the Salary and the compensation set for him hereunder include a proper and just reward for the requirements of his position and status and the obligation to work at irregular hours of the day .

5.3.	The Salary shall be paid no later than the 9th day of each month, for the preceding month.

5.4.	All the amounts specified in this Agreement are gross sums. The Company shall deduct all required taxes and other statutory payments, including health insurance contributions and national insurance contributions from the Salary, and from all other rights and benefits received by the Employee.

5.5.	The Employee shall regard and retain as confidential and shall not divulge to any of the Company’s employees and/or any third party, either during or after the Employee’s employment period, directly or indirectly, the terms of the Employee’s employment and Salary.

5.6.	All social benefits and/or other payments due and payable to the Employee (if any) shall be calculated only on the basis of the Salary. It is hereby declared and agreed that all participation in expenses and any other benefits, including, but without derogating from the generality of the foregoing, bonus payments (if payable) and benefits in kind given to the Employee in the terms of this Agreement or deriving therefrom, do not and shall not form part of the Salary.

6.	Pension Insurance

6.1.	The Company shall comply with the provisions of the “Extension Order of Mandatory Pension” (the “Order”), with respect to the Company and the Employee contributions to the pension fund and the severance pay (“Pension Insurance”) as required by the Order.

6.2.	The contributions to the Pension Insurance shall be as follows:

(a)	The Company shall pay a sum equal to 8.33% of the Employee’s Salary on account of severance pay.

(b)	The Company shall pay a sum equal to 6.5% of the Employee’s Salary on account of pension fund payment. In case the Pension Insurance is Managers Insurance, the Company’s above contribution shall include the Company’s payment for the Employee’s disability insurance in the amount required to insure 75% of the Employee’s Salary, provided that the Company’s payment to pension shall not be less than 5% of the Salary. In case the purchase cost of the disability insurance will require the Company to increase the above contribution to more than 6.5%, the Company’s total contribution to pension together with the disability insurance cost will not be in any case more than 7.5% of the Salary.

(c)	The Company shall deduct 6% from the Employee’s Salary to be paid on behalf of the Employee towards such Pension Insurance.

6.3.	In accordance with Section 9 of the Order, the Company contributions to severance pay as aforementioned shall be in lieu of payment of severance pay, pursuant to Section 14 of the Severance Pay Law, and shall be non-refundable.
6.4.	Other than in events in which the Company is entitled to withhold the Pension Insurance under the Order, the Company shall automatically transfer the Pension Insurance to the Employee, subject to any applicable law, upon the termination of the Employee’s employment by either of the parties hereto.
6.5.	It is hereby clarified that in case the Employee will not notify the Company in writing, within 60 days from the Commencement Date, which fund he has chosen, the Company will insure the Employee in the default pension fund of the Company.

7.	Study fund (“Keren Hishtalmut”)

7.1.	As of the Commencement Date, the Company shall make monthly contributions on the Employee’s behalf to a recognized advanced study fund (“Keren Hishtalmut”) (a “Study Fund”), in an amount equal to 7.5% of the Salary (but in any event, not more than the maximum amount allowable under the tax regulations without causing any tax liability). In addition, the Company shall deduct 2.5% from the Salary (but in any event, not more than the maximum amount allowable under the tax regulations without causing any tax liability). The sums contributed by the Employee shall be deducted by the Company directly from the Salary.

7.2.	The Employee shall be responsible for any tax imposed in connection with contributions to the Study Fund.

8.	Additional Benefits

8.1.	Vacation. The Employee shall be entitled to 30 annual paid vacation days. The Employee is required to make every reasonable effort to exercise his annual vacation during the year it is accrued and shall be obliged to take at least five (5) paid vacation days during each year of the Employee’s employment; provided however, that if the Employee is unable to utilize all the vacation days, he will be entitled to accumulate the unused balance of the vacation days standing to his credit according to the law. Vacation shall be taken in accordance with the Company policy and prior approval. For avoidance of doubt, it is hereby agreed that the Company shall be entitled to set uniform dates for vacation to all or part of its employees, as it shall deem fit.

8.2.	Recreation Pay. The Employee shall be entitled to annual recreation pay (“Dmey Havra-ah”) in an amount to be determined in accordance with the applicable expansion order.

8.3.	Travel Expenses. The Employee shall be entitled to reimbursement of travel expenses as required by law.

8.4.	Sick Leave. The Employee shall be entitled to sick leave (“Yemei Mahala”) as provided by the Sickness Pay Law, 5736-1976. The Employee shall notify the Company, immediately, of any absence due to sickness and furnish the Company with an applicable medical certificate to approve it. Absence without an applicable medical certificate shall be considered as absence due to vacation.

8.5.	Meal Allowance. The Company will provide the Employee with an allowance, reflecting an amount determined by the Company, in its sole discretion, from time to time, intended to cover certain meal expenses incurred by the Employee during his working hours at the Company (the “Meal Allowance”), such allowance will be provided to the Employee by way of issuing a 10bis card, Cibus card, or the like, as the Company will determine, under the Employee’s name. The Employee shall bear all tax liability applicable in connection with the provision of the Meal Allowance by the Company. For the avoidance of doubt, it is hereby clarified that the Meal Allowance, or any part thereof, does not constitute a part of the Employee’s Salary for any purpose, including without limitation, the calculation and payment of social benefits to the Employee by the Company.

9.	Employment Term and Termination

9.1.	The Employee’s employment by the Company will commence on April 1st, 2021(the “Commencement Date”), and shall continue in full force and effect until terminated pursuant to the terms hereof.

9.2.	The Employee’s employment may be terminated by either of the parties hereto, at any time and for any reason, pursuant to the delivery of a prior written notice of sixty (60) days in advance to the other party (the “Notice Period”(. For avoidance of doubt, it is hereby clarified that there shall be no Notice Period if the Company terminated the Employee for a Justifiable Cause (as defined below).

9.3.	During the Notice Period the Employee shall continue to perform his duties until the conclusion of the Notice Period, and cooperate with the Company in assisting the integration of the person who will assume the Employee’s responsibilities. Notwithstanding the foregoing, the Company shall have the right not to take advantage of the full Notice Period and may terminate the Employee’s employment at any time during the Notice Period. In the event of such termination, the Company shall pay the Employee his Salary for the remainder of the Notice Period.

9.4.	It is hereby expressly stated that the Company reserves the right to terminate the Employee’s employment at any time during the Notice Period, regardless of whether notice of termination of employment was delivered by the Company or whether such notice was delivered by the Employee. In the latter case such termination shall not constitute a dismissal of the Employee by the Company. In the event of such termination, the Company shall pay the Employee his Salary for the remainder of the Notice Period.

9.5.	Without derogating from the Company’s rights under this Agreement and according to law, and notwithstanding the foregoing, the Company may terminate the Employee’s employment immediately without the delivery of a prior written notice and/or payment for Notice Period, in the event of a Justifiable Cause (as defined below and subject to any applicable law) and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

9.6.	The term “Justifiable Cause” shall mean (a) a serious breach of trust, including but not limited to, theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company, its business, and its subsidiaries, affiliates or associated entities; (b) any willful failure to perform or failure to perform competently any of the Employee’s fundamental functions or duties hereunder, which was not cured within thirty 30 days after receipt by the Employee of written notice thereof; (c) conviction of the Employee in a crime or felony involving moral turpitude; (d) any material breach of the Employee’s Employment Agreement by the Employee; (e) the Employee’s serious intentional misconduct which adversely affects the Company; or (f) other cause justifying termination or dismissal without severance payment under applicable law.

9.7.	In the event that the Employee terminates his employment with the Company, for any reason, without the delivery of a written notice in accordance with Section 9.2 above, or completion of the Notice Period, the Company shall be entitled to deduct from any debt which it may owe the Employee an amount equal to the salary that would have been paid to the Employee during the Notice Period, had he worked.

9.8.	The Employee undertakes that immediately upon the termination of his employment with the Company, for any reason, he shall act as follows:

(a)	He shall deliver and/or return to the Company any and all the documents, media (in whatever form, including without limitation, diskettes, compacts disks, memory cards, or such other media), letters, notes, reports and other papers in his possession and relating to his employment with the Company and the fulfillment of his duties, as well as any equipment and/or other property belonging to the Company which was placed at his disposal, including any computer equipment, telephone equipment, the Employee ID badge or other equipment;

(b)	He shall delete any information relating to the Company or its business from his personal computer, if any;

(c)	He shall coordinate the termination of his employment with his supervisors, and he shall transfer in an orderly fashion and in accordance with Company procedures and in accordance with the timetable determined by his supervisors, all documents and information and all matters which with he dealt, to whomever the Company instructs, all in a manner satisfactory to the Company.

10.	Company’s Computers

10.1.	The e-mail provided to the Employee by the Company upon the commencement of his employment is a professional e-mail, designated to be used by the Employee only for the purpose of performing his work in the Company and the Employee is required to use it only for professional purposes.

10.2.	In order to protect Company’s confidential information and prevent impairments, computer viruses and transfer of illegal information and/or software and/or copyright infringement and/or destruction to computer web traffic and/or damages to Company’s communication and/or Company’s reputation and/or any other damages to the Company’s business and/or its ongoing business and its customers’ relations and in order to verify that the use of the Company’s computer systems is being done for work purposes and conducted in accordance with the applicable Company’s policies, and in order to prevent the Company’s exposure to any damage due to unauthorized use of Company’s computer network and communication system; It is hereby clarified, that the Company monitors any and all information stored in the Company computers including professional e-mail and/or any information transferred through the Company’s computer and communication networks. Furthermore, the Company performs various backups of all information transferred through the Company’s computer network systems.

10.3.	Monitoring shall be performed at all times without prior notice and by various means. Monitoring can be done either by technological means, with regard to traffic volume and content traffic or by human resources, to the extent necessary where it is being suspected that the Company’s policies were breached and/or where there is a need to locate information for ongoing work purposes, need to attend technical malfunctions and/or any other need required for professional and business needs.

10.4.	The Company reserves the right to take control of the computer means provided to the Employee in order to perform his work at all times and without prior notice, and to block any access to it, in order to protect the Company’s rights, attending technical malfunctions and for any other professional and/or business purposes.

10.5.	For avoidance of any inconvenience and to assure professional usage of the Company’s computers, including the electronic e-mail systems, the web, the Company’s communication means and the professional e-mail provided to the Employee in order to perform his work; the Employee shall refrain from transferring and/or saving any personal information which the Employee does not wish exposed in his professional e- mail and/or in any other computerized means provided to him by the Company in order to perform his work.

10.6.	The Employee understands and free willingly acknowledges that the Company, as a organization which its work is conducted via computer means, is thus obligated, in order to guard proper management of its business, to execute all the means outlined in this Agreement. The Employee undertakes the restrictions derived from the means outlined in this Agreement and in Company’s policies.

10.7.	Nothing herein diminishes from the Employee’s right to open personal e-mail for himself without using Company’s computer means. Such personal e-mail shall not be subject to the Company’s monitoring and controlling means compelling all traffic that passes through the Company’s computers

10.8.	The Employee is aware of and agrees that the Company is entitled to put the information transferred in its computers and communication networks to any use, for the purpose of protecting its rights, at any and all time, without prior notice.

11.	Confidentiality, Non-Competition and Intellectual Property Assignment

As a pre-condition to the entering into force of this Agreement, the Employee shall execute the Statement of Undertaking – Confidentiality, Non-Compete and Intellectual Property attached hereto as Appendix A and constituting an integral part of this Agreement.

12.	Miscellaneous

12.1.	This Agreement constitutes a “Notice” as defined in the Employee and Candidates Notification Law (Terms of Employment and Application Process) – 2002.

12.2.	This Agreement is personal and shall not invoke the provisions of any collective bargaining agreement (“Heskem Kibutsi”), collective arrangement (“Hesder Kibutsi”), expansion orders (“Tzavei Har’hava”) or any other custom, except and only to the extent so mandated by law.

12.3.	No failure, delay of forbearance of either of the parties hereto in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either of the parties hereto of any terms of conditions hereof.

12.4.	In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

12.5.	This Agreement, including its Appendixes, is the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior understandings, agreements and discussions between the parties, oral or written.

12.6.	Any modification or amendment to the provisions of this Agreement and the Appendixes hereto shall be valid only if effected in writing and signed by both parties hereto.

12.7.	The Employee acknowledges and confirms that all terms of his employment are personal and confidential, and undertakes to keep such term in confidence and refrain from disclosing such terms to any third party.

12.8.	Any notice sent by prepaid registered mail by one party to the other shall be deemed to have been received by the addressee within two business days of its dispatch, and if delivered by hand - at the time of its delivery. The addresses of the parties hereto are as specified in the heading to this Agreement.

12.9.	This Agreement shall be governed by the laws of the State of Israel and the competent courts in the district of Tel-Aviv shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Agreement.

12.10.	This Agreement may be assigned by the Company to any third party, at its sole discretion. The Employee may not assign or delegate his rights and obligations under this Agreement to any other party without the Company’s prior written approval.

[signatures page immediately follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Effective Date.

EYME Technologies Ltd.		The Employee

By:	/s/ Edmundo Gonzalez	/s/ Mordechai Geva
Name:	Edmundo Gonzalez	Name:	Mordechai Geva
Title:	Director
March 24, 2021		March 24, 2021
Date		Date

Appendix A

Statement of Undertaking – Confidentiality, Non-Compete and Intellectual Property

Mordechai Geva (the “Employee”) warrants and undertakes that for as long as he is employed by EYME Technologies Ltd. (the “Company”), and upon termination of employment thereafter, for any reason, he shall maintain in complete confidence any matters that relate to the Company and its present and future parent companies, subsidiaries and affiliates and successors, (all of the foregoing entities shall be referred to collectively as the “Company Group”), their affairs and/or business, pursuant to this Agreement, and since the Employee has and will have access to the Company Group’s intellectual property he hereby declares and undertakes as follows:

1.	Confidentiality

1.1.	The Employee undertakes to maintain the confidentiality of the Confidential Information (as defined below), during the term of his employment with the Company and after the termination of such employment, for any reason.

Without derogating from the generality of the foregoing, the Employee hereby agrees that he shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to the employment period, any trade secrets or other confidential information, whether patentable or not, of the Company Group, including but not limited to, all the Company Group’s trade secrets, property, business, any information directly or indirectly related to research and development connected with present or future products, inventions, hardware, software, production processes, discoveries, improvements, developments, innovations, designs, drawings, sketches, design, calculations, diagrams, algorithms, formulas, computer files, computer programs, data, planning processes, list of clients, list of suppliers, costing, prices, terms of payment, plans, business secrets, business plans, plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, information regarding the skills and compensation of other employees of the Company Group, names of clients, sales, and any other information related to the business of the Company Group and/or their clients, including clients with whom the Company Group is negotiating and including affiliates and/or subsidiaries, present and future, all the foregoing whether or not such information is protectable as a patent or any other proprietary right and any other information purchased or received directly or indirectly in connection with Company Group, their affairs and/or business (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the employment period, whether or not developed by the Employee. Confidential Information may be in any form including oral, writing, stored in a computer file and/or in any other digital or other existing and/or future media.

Notwithstanding the above, Confidential Information shall not include any information which: (i)  was publicly known and made generally available in the public domain prior to the time of disclosure to the Employee; (ii) becomes publicly known and made generally available after disclosure by the Company through no action or inaction of the Employee; (iii) is required by law to be disclosed by the Employee, provided that the Employee gives the Company a prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

1.2.	The Employee undertakes not to use the Confidential Information for any purpose whatsoever other than the performance of his services on behalf of the Company. Without limiting the scope of this duty, he shall only use the Confidential Information for the benefit of the Company Group, and only to the extent required for the performance of the services and may not disclose the Confidential Information to any other third party who is not performing the service.

1.3.	The Employee undertakes not to directly or indirectly give and/or transfer, sale, publish, distribution, for any purposes, to any third party, any information in any media, and not to photocopy and/or print and/or duplicate object containing any or all of the Confidential Information without the Company’s Group expressed prior written authorization. For the avoidance of any doubt, it is hereby clarified, that the employment or involvement of the Employee with the Company, any person or entity related to the Company (including its management, directors, shareholders or investors) or the Company’s business activities or field, shall all be deemed to be Confidential Information hereunder and shall at all times kept in strict confidence by the Employee. The foregoing shall also apply with respect to any public announcement by the Employee regarding the foregoing in any social media website, public channel or otherwise.

1.4.	In the event the Employee is in breach of any of his above obligations, he shall be liable to compensate the Company in respect of all damages and/or expenses incurred by the Company as a result of such a breach, including and legal fees and statutory VAT, and such being without derogating from any other relief and/or remedy available to the Company by virtue of any law.

1.5.	Third Party Information. The Employee understands that the Company Group has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Employee’s employment and thereafter, the Employee will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than Company personnel who need to have such information in connection with their work for the Company) and will not use Third Party Information, except in connection with the Employee’s work for the Company, unless expressly authorized by an officer of the Company in writing,

1.6.	No Improper Use of information of Prior employers and Others. The Employee undertakes that during his employment with the Company he will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom the Employee has an obligation of confidentiality, and he will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Employee has an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	Non-Competition / Non-Solicitation

2.1.	The Employee undertakes that during the period of his employment with the Company and for a period of twelve (12) months following the termination of his employment therewith, for any reason, he shall not, anywhere in the world,

(a)	Directly or indirectly carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which directly harms or competes with the products or services of the Company Group (“Competing Business”), including, without limitation, as a shareholder.

(b)	Act as a consultant or employee or officer or in any managerial capacity in a Competing Business or supply in direct competition with the Company restricted services to any person who was provided with services by the Company Group during the period of twelve (12) months immediately prior to the termination date of the Employee’s employment with the Company;

(c)	Solicit, canvass or approach or endeavor to solicit, canvass or approach any person who was provided with services by the Company at any time during the period of twelve (12) months immediately prior to the termination date of the Employee’s employment with the Company, for the purpose of offering services or products which directly compete with the services or products supplied by the Company Group.

(d)	Employ, solicit or entice away or endeavor to solicit or entice away from the Company Group any person employed by the Company Group at any time during the period of twelve (12) months immediately prior to the termination date of the Employee’s employment with the Company.

3.	Intellectual Property, Copyright and Patents

3.1.	The Employee hereby assigns to the Company, all of the Employee’s rights, title and interest in and to all inventions, trade secrets, professional secrets, innovations, copyrightable works, Confidential Information, discoveries, processes, designs, works of authorship, and other intellectual property and all improvements on existing inventions, discoveries, processes, designs, works and other intellectual property made or discovered by the Employee or any person subordinate to him during the term of employment with the Company and in connection with his employment with the Company or the Company’s field of business, for no additional consideration provided that he shall not be required to bear any expenses as a result of such assignment. The Company and its successors shall be entitled to protect any invention and/or patent and/or trade secret and/or professional secret and/or innovation as aforesaid by way of registration and/or in any other manner, in Israel or anywhere else in the world.

3.2.	The Employee declares that his salary shall constitute full consideration for the above assignment in accordance with Section 134 of the Patents Law – 1967 (hereinafter: the “Patents Law”) and he shall not be entitled to royalties and/or to any other payments or considerations beside his salary for or in respect with the service invention and/or in respect to the above assignment and/or to any intellectual property outcome of his employment and/or in respect to the commercial use of the service invention and/or the products of his services to the Company.

3.3.	The Employee undertakes that upon the demand of the Company, including after the termination of his employment for any reason, he shall sign, execute and deliver to the Company such documents as the Company may request to confirm the assignment of the Employee’s rights herein, and if requested by the Company, shall assist the Company, and shall execute any necessary documents, at the Company’s expense, in applying for and prosecuting any patents, trademarks, trade secrets or copyright registration which may be available in respect thereof in accordance with the laws of the State of Israel or any other foreign country.

3.4.	In the event the Company is unable for any reason, after reasonable effort, to secure the Employee’s signature on any document needed in connection with the actions specified in the preceding paragraph, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in the Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Employee.

3.5.	The Employee undertakes to deliver to the Company, written notice of any invention and/or patent and/or commercial secret and/or innovation invented by him and/or Employees of the Company and/or its successors who are subordinate to him, immediately upon the discovery thereof.

3.6.	The Employee’s obligations pursuant to this Section 3 shall survive the termination of his employment with the Company and/or its successors and assigns with respect to inventions conceived by him during the term of his employment or as a result of his employment with the Company.

3.7.	The Employee acknowledges that the restricted period of time and geographical area specified hereunder are reasonable, in view of the nature of the business in which the Company is engaged, the Employee’s knowledge of the Company’s business and the compensation he receives. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Employee acknowledges that the compensation and benefits granted to him by the Company under this Agreement were determined, inter alia, in consideration for his obligations under this Appendix.

4.	General

4.1.	Successors and Assigns. This Agreement will be binding upon the Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company Group, its successors, and its assigns.

4.2.	Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

4.3.	Assignment. This Agreement may be assigned by the Company. The Employee may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

4.4.	Injunction. The Employee agrees that it would be difficult to measure damage to the Company Group from any breach of his undertakings set forth in Sections 1-3 above, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, the Employee agrees that if he breaches any provision of Sections 1-3 hereof, the Company Group will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by the Employee without showing or proving any actual damage sustained by the Company Group.

4.5.	Governing Law. This Agreement shall be governed by the laws of the State of Israel and the competent courts in the district of Tel-Aviv shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Agreement.

Mordechai Geva
Name

Signature
March 24, 2021
Date